UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.
Date of Report (Date of earliest event reported): February 13, 2009
MEDCATH CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-33009 (Commission File Number)	56-2248952 (IRS Employer Identification No.)
10720 Sikes Place
Charlotte, North Carolina 28277
(Address of principal executive offices, including zip code)
(704) 708-6600
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On February 13, 2009, the Compensation Committee of MedCath Corporation’s (“MedCath”) Board of Directors awarded shares of restricted stock to O. Edwin French, Jeffrey L. Hinton, James A. Parker, Blair W. Todt, and Joan McCanless in the amount of 159,574; 72,606; 15,957; 13,936; and 13,094 shares, respectively. Other members of MedCath’s senior management also received restricted stock awards. Fifty percent (50%) of each officer’s restricted stock will vest in equal annual installments over the next three years. The remaining 50% of each officer’s restricted stock will vest in equal annual installments over the next three years based on MedCath’s annual earnings per share performance during the vesting period.
MedCath’s board of directors also established stock ownership requirements for its officers in the position of senior vice president and higher. Under the stock ownership requirements, MedCath’s officers who are subject to the requirements must own shares of MedCath common stock that have a value equal to a multiple of their respective salaries.
Historically, MedCath’s officers had been awarded stock options as long-term incentive compensation. The Compensation Committee’s decision to award restricted stock rather than stock options in 2009 was designed to address, in part, the historical and current volatility of the value of stock options and instill a sense of MedCath ownership in the recipients. The stock ownership requirements were designed to enhance management’s stake in MedCath. Both of these changes were intended to more closely align the officers’ interests to those of MedCath’s shareholders.
Paul Queally has notified the Company of his resignation from the board of directors effective immediately following the upcoming annual shareholders’ meeting on March 4, 2009.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDCATH CORPORATION
Date: February 18, 2009	By:	/s/ Jeffrey L. Hinton
Jeffrey L. Hinton
Executive Vice President and Chief Financial Officer